Exhibit 99.1

ACHILLION REPORTS 2012 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

- Conference call and webcast to be held today, February 20th, at 5:00 pm EST -

NEW HAVEN, Conn. (February 20, 2013) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and twelve months ended December 31, 2012.

For the three months ended December 31, 2012, the Company reported a net loss of $11.2 million, compared to a net loss of $12.4 million in the three months ended December 31, 2011. For the full year ended December 31, 2012, the Company’s net loss was $47.1 million, compared to a net loss of $44.2 million for the year ended December 31, 2011. Cash and cash equivalents and marketable securities at December 31, 2012 were $77.4 million.

Recent HCV Pipeline Accomplishments

•

Announced plans to initiate in the second quarter of 2013 a Phase 2 clinical trial evaluating 12 weeks of therapy consisting of sovaprevir and ACH-3102, with ribavirin, for the treatment of genotype 1 treatment-naïve HCV;

•

Reported interim Phase 2 results indicating that six out of eight patients receiving 12 weeks of therapy consisting of ACH-3102 and ribavirin for the treatment of genotype 1b, IL28B CC genotype, HCV achieved rapid virologic response (RVR) and three out of three patients who completed treatment also remained HCV RNA undetectable four weeks after completion of therapy (SVR4); and

•	Achieved Phase 1 proof-of-concept with once daily ACH-2684, a second generation protease inhibitor, in genotype 1 HCV patients, with and without cirrhosis.

Anticipated Clinical Milestones for 2013

ACH-3102: Phase 2 second-generation NS5A inhibitor

•	Expand the Phase 2 clinical trial evaluating 12 weeks of therapy consisting of ACH-3102 and ribavirin, for the treatment of genotype 1b treatment-naïve HCV during the second quarter of 2013;

•	Report SVR4 results following 12 weeks of therapy consisting of ACH-3102 and ribavirin for the treatment of genotype 1b, IL28B CC genotype, HCV in the second quarter of 2013; and

•	Provide RVR results from the Phase 2 trial of ACH-3102 and ribavirin for genotype 1b treatment-naïve HCV during the third quarter of 2013.

Combination of sovaprevir and ACH-3102 for the treatment of genotype 1 HCV

•	Initiate dosing patients in a Phase 2 trial evaluating 12 weeks of sovaprevir and ACH-3102, with ribavirin, for the treatment of genotype 1 HCV during the second quarter of 2013; and

•	Report interim Phase 2 results from this first sovaprevir and ACH-3102 combination, including RVR, during the third quarter of 2013.

Fourth Quarter 2012 Financial Results

The Company reported a net loss of $11.2 million for the three months ended December 31, 2012, compared to a net loss of $12.4 million for the three months ended December 31, 2011. Research and development expenses were $8.4 million in the fourth quarter of 2012, compared to $9.9 million for the same period of 2011, the decrease primarily resulting from the timing of clinical trial activities, offset by an increase in development group personnel. Revenue for the three months ended December 31, 2012 totaled $118,000 compared to $62,000 in the three months ended December 31, 2011.

For the three months ended December 31, 2012, general and administrative expenses totaled $2.9 million, compared to $2.6 million in the same period in 2011, the increase primarily resulting from higher business development and professional services fees.

Year-end 2012 Financial Results

For the year ended December 31, 2012, the Company reported a net loss of $47.1 million, compared to a net loss of $44.2 million in 2011. For the year ended December 31, 2012, research and development expenses totaled $39.0 million, compared to $35.4 million in 2011. The increase in research and development expenses was primarily a result of increased personnel levels and increased clinical trial costs associated with the development of sovaprevir and ACH-3102, offset by decreased manufacturing expenses for ACH-2684.

Total revenues were $2.6 million for the year ended December 31, 2012, compared to $247,000 for the year ended December 31, 2011. The majority of revenue during 2012 was related to recognition of $2.5 million of deferred revenue under the Company’s former collaboration with Gilead Sciences, Inc.

General and administrative expenses were $10.9 million for the year ended December 31, 2012, compared to $9.2 million for the year ended December 31, 2011, the increase primarily resulting from increased non-cash stock compensation combined with increased business development and professional services fees.

2013 Financial Guidance

At December 31, 2012, Achillion had cash and cash equivalents and marketable securities of approximately $77.4 million. The Company expects that research and development expenses during 2013 will be approximately $50 million and that net cash used in operating activities in 2013 will approximate $55 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to approximate $0.75 per share.

Conference Call

The Company will host a conference call and simultaneous webcast on Wednesday, February 20, 2013 at 5:00 p.m. Eastern time. To participate in the conference call, please dial (877) 266-0482 in the U.S. or (631) 291-4567 for international callers. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 8:00 p.m. Eastern time on February 20, 2013, through 11:59 p.m. Eastern time on February 27, 2013 by dialing (855) 859-2056 or (404) 537-3406. The replay passcode is 13062862.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, more than twice as widespread as HIV. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potency, safety, tolerability, effectiveness and other characteristics of Achillion’s protease inhibitors and NS5A inhibitors; Achillion’s expectations regarding timing for the commencement, completion and reporting of results of clinical trials of drug candidates in its protease inhibitor and NS5A inhibitor programs; Achillion’s ability to advance a potentially best-in-class all-oral, interferon-free combination protease and NS5A inhibitor; and Achillion’s estimates for research and development expenses, net cash used in operations and net loss per share for the year ended December 31, 2013. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: replicate in later clinical trials positive results found in earlier stage clinical trials of sovaprevir, ACH-3102 and its other product candidates; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenue	$118	$62	$2,607	$247

Operating expenses:
Research and development	8,436	9,937	38,999	35,441
General and administrative	2,936	2,572	10,901	9,153

Total operating expenses	11,372	12,509	49,900	44,594

Loss from operations	(11,254)	(12,447)	(47,293)	(44,347)

Other income (expense):
Interest income	66	72	234	186
Interest expense	(16)	(10)	(68)	(45)

Net loss	$(11,204)	$(12,385)	$(47,127)	$(44,206)

Net loss per share - basic and diluted	$(0.14)	$(0.18)	$(0.64)	$(0.69)

Weighted average shares outstanding - basic and diluted	79,523	69,755	73,965	64,248

Balance Sheets

(Unaudited, in thousands)

	December 31, 2012	December 31, 2011

Cash and cash equivalents and marketable securities	$77,418	$79,943
Working capital	58,731	46,148
Total assets	81,530	82,630
Long-term liabilities	347	2,718
Total liabilities	9,483	11,662
Total stockholders’ equity	72,047	70,968